Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

Brookdale Senior Living Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and(h)	12,626,920	$7.665	$96,785,342	0.00014760	$14,285.52

Total Offering Amounts					$96,785,342		$14,285.52
Total Fees Previously Paid							--
Total Fee Offsets							--
Net Fee Due							$14,285.52

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of common stock which may be issuable under the Brookdale Senior Living Inc. 2024 Omnibus Incentive Plan (the “Plan”) to reflect stock splits, stock dividends, mergers and other capital changes.
(2) Estimated pursuant to 457(c) and (h) under the Securities Act solely for purposes of calculating the amount of registration fee based upon the average of the high and low prices reported for the shares on the New York Stock Exchange on July 22, 2024.